Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli
(702) 584-7600
mlipparelli@ballytech.com

BALLY TECHNOLOGIES REPORTS
PRELIMINARY RESTATED RESULTS
FOR FISCAL YEARS 2003 - 2005

LAS VEGAS, Oct. 5, 2006 — Bally Technologies, Inc. (NYSE: BYI) today announced preliminary restated results for the fiscal years ended June 30, 2005, 2004 and 2003. The Company had earlier disclosed that the previously issued financial statements for such periods and the related auditors’ reports thereon, and the quarterly financial information previously reported for the years ended June 30, 2005 and 2004, should no longer be relied upon and would require restatement.

The data summarized in the table below represents the Company’s preliminary estimate of the impact of the restatement for the fiscal years ended June 30, 2005, 2004 and 2003. These amounts are subject to change until the filing of the Company’s amended 2005 Form 10-K, which is expected to be filed in October 2006.  The table below sets forth for the periods indicated the total revenues and diluted earnings per share from continuing operations (“EPS”) as previously reported in the Company’s 2005 Form 10-K, and the preliminary impact of the restatement.

	As Previously Reported	Restatement Adjustments	Interest Income Reclassification(1)	Restated(2)
	(in millions, except per share amounts)
Total revenues:
Fiscal year ended June 30, 2003	$363.2	$(3.9)	$(2.0)	$357.3
Fiscal year ended June 30, 2004	480.4	(1.7)	(2.1)	476.6
Fiscal year ended June 30, 2005	484.0	1.1	(2.3)	482.8

Diluted earnings (loss) per share from continuing operations:
Fiscal year ended June 30, 2003	$0.56	$(0.04)	n/a	$0.52
Fiscal year ended June 30, 2004	0.78	(0.02)	n/a	0.76
Fiscal year ended June 30, 2005	(0.40)	0.05	n/a	(0.35)

(1)             Interest income earned on trade accounts receivable has been reclassified from revenue to interest income.

(2)             Preliminary, subject to change.

The net change in revenues in the table above reflects adjustments for revenue recognition primarily for certain game sale transactions. Such revenue adjustments generally resulted in revenue and cost of goods sold being recorded in periods subsequent to which it was originally recorded. Certain of the revenue adjustments to fiscal year 2005 will result in revenues being recorded in fiscal year 2006 and future years. The net change in EPS related to the revenue adjustments totaled $0.03, $(0.04) and $(0.03) for the fiscal years ended June 30, 2005, 2004 and 2003, respectively.

The restatement also includes certain inventory adjustments related to the Company’s computation of variances between actual and standard costs for games produced, and resulted in EPS adjustments which totaled $0.02, $0.01 and $(0.01) for the fiscal years ended June 30, 2005, 2004 and 2003, respectively. The EPS in the table above also reflects other non-revenue related items including, but not limited to, expense accrual adjustments, depreciation expense and other expenses, none of which are significant individually or in the aggregate.

Robert Caller, the Company’s Chief Financial Officer, commented, “The process of the restatement has been long and arduous for the Company and investors, and we look forward to completing this over the next few weeks. We will also continue to focus on completing our reporting for fiscal year 2006.”

Upon filing its amended 2005 Form 10-K, the Company plans to file its Form 10-Qs for each of the quarters within fiscal year 2006, and the 2006 Form 10-K, before December 31, 2006.  The Company has requested an amendment to its bank loan agreement, to extend the deadline for delivery of the 2006 audited financial statements from November 3, 2006 to December 31, 2006. While the Company believes it can achieve this filing schedule, there can be no assurance that the schedule will be met, or that the amendment to the credit agreement will be successfully obtained.

As previously disclosed, the Company did not achieve its fiscal 2006 profitability objectives due to lower gross margins on game sales related to introductory pricing and the manufacturing costs of its newly commercialized slot machine platforms introduced in fiscal 2006, high legal and accounting costs associated with ongoing litigation and restatement activities, increased interest costs, inventory obsolescence charges and the acceleration of depreciation on legacy daily-fee games.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions.  The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby.  Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

— BALLY TECHNOLOGIES, INC.—